  Exhibit 4.18

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

SECURED CONVERTIBLE PROMISSORY NOTE

$__________	_________, 2016
New York , New York

For value received, root9B Holdings, Inc. (f/k/a root9B Technologies, Inc.), a Delaware corporation (the “Company”), promises to pay to ____________ (the “Holder”), or its registered assigns, in lawful money of the United States of America the principal amount of [●] Dollars ($[●]). Interest shall accrue from the date of this Secured Convertible Promissory Note (this “Note”) on the unpaid principal amount at a rate equal to 10.00% per annum simple interest. Interest on this Note shall accrue and, unless otherwise converted in accordance with Section 2 below, shall be payable upon the Maturity Date (as defined below). This Note is one of a series of Notes issued pursuant to that certain Securities Purchase Agreement, dated as of September 9, 2016 (the “Purchase Agreement”), by and among the Company and the investors (the “Holders”) referred to therein, as amended from time to time. Capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement. This Note is subject to the following terms and conditions:

1. Payments.

(a) Repayment.

(i) Repayment upon Maturity Date. If this Note is not earlier converted pursuant to Section 2, the entire then-outstanding and unpaid principal amount of this Note, together with any accrued but unpaid interest thereon (the “Outstanding Amount”), shall be due and payable upon the earlier to occur of (i) _________, 2019 (the “Maturity Date”), and (ii) following the occurrence of an Event of Default (as defined below), when such amounts are declared due and payable by the Holder in accordance with the terms hereof. All payments shall be made, at the Holder’s option, in either (i) lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company or (ii) shares of the Company’s common stock, par value $0.001 (the “Common Stock”) pursuant to Section 2(b) below. Subject to Section 2 below, interest shall accrue on this Note but shall not be due and payable until the Maturity Date.

(ii) Optional Repayment Upon a Minimum Threshold Sale. In the event that the Company consummates a Minimum Threshold Sale (as defined below), then Holder shall have the one-time right, exercisable by delivering to the Company written notice (the “Optional Repayment Notice”)at any time during the Option Period (as defined below), to demand repayment of an amount equal to up to twenty-five percent (25%) of the Outstanding Amount (which amount shall be specified in the Optional Repayment Notice) (the “Minimum Threshold Repayment”), in cash at such place as the Holder hereof may designate in writing to the Company, with such payment to be made within three (3) business days of receipt of the Optional Repayment Notice. Notwithstanding anything to the contrary contained herein, including, but not limited to, Section 1(c) below, any such Optional Repayment shall not be subject to any prepayment penalty. For the avoidance of doubt, the right to demand the Minimum Threshold Repayment shall expire upon the expiration of the Option Period.

(iii) Optional Repayment Upon a Maximum Threshold Sale. In the event that the Company consummates a Maximum Threshold Sale (as defined below), then Holder shall have the one-time right, exercisable by delivering to the Company an Optional Repayment Notice during the Option Period, to demand repayment of an amount equal to up to fifty percent (50%) of the Outstanding Amount (which amount shall be specified in the Optional Repayment Notice) (the “Maximum Threshold Repayment”), in cash at such place as the Holder hereof may designate in writing to the Company, with such payment to be made within three (3) business days of receipt of the Optional Repayment Notice. Notwithstanding anything to the contrary contained herein, including, but not limited to, Section 1(c) below, any such Optional Repayment shall not be subject to any prepayment penalty. For the avoidance of doubt, the right to demand the Maximum Threshold Repayment shall expire upon the expiration of the Option Period.

(b) Interest Payment. The Interest Payment shall be paid by the Company on each Payment Date. The Interest Payment shall be payable in, at the option of the Holder, either (i) lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company or (ii) such number of shares of Common Stock (the “Interest Shares”) equal to the quotient obtained by dividing (i) the Interest Payment by (ii) Interest Conversion Rate (the “Interest Payment Type”). Notwithstanding the foregoing, Holder may not request the Interest Payment to be paid in Interest Shares if such issuance shall result in a Share Reserve Failure. Holder shall notify the Company in writing no fewer than three (3) business days prior to the applicable Payment Date the Interest Payment Type such Holder’s Interest Payment shall be payable in on the applicable Payment Date.

(c) Prepayment. The Company shall have the right at any time prior to the twelve month anniversary (the “Anniversary Date”) of the date of issuance of this Note, with the prior written consent of the Holder, to prepay all or some of the outstanding Principal Amount of this Note together with accrued interest then due (the "Prepayment Amount") by paying to the Holder an amount equal to (1) the unpaid principal to be repaid plus (2) any accrued but unpaid interest plus (3) an amount equal to the interest which has not accrued as of the Optional Prepayment Date but would accrue on the principal to be repaid during the period beginning on the Optional Prepayment Date and ending on the Anniversary Date (the “Early Prepayment Price”). Following the Anniversary Date, the Company shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note, to prepay all or some of the outstanding Principal Amount of this Note together with accrued interest then due by paying to the Holder an amount equal to (1) the unpaid principal to be repaid plus (2) any accrued but unpaid interest plus (3) an amount equal to one-half of the interest which has not accrued as of the Optional Prepayment Date (as defined below) but would accrue on the principal to be repaid during the period beginning on the Optional Prepayment Date and ending on the Maturity Date (the “Subsequent Prepayment Price” and, together with the Early Prepayment Price, the "Prepayment Price"). Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder at its registered address and shall state: (1) that the Company is exercising its right to prepay the Note, (2) the Prepayment Amount, (3) the applicable Prepayment Price and (4) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the “Optional Prepayment Date”), the Company shall make payment of the applicable Prepayment Price to or upon the order of the Holder as specified by the Holder in writing to the Company at least one (1) business day prior to the Optional Prepayment Date. The Company covenants and agrees that it will honor all Notices of Conversion (as defined below) tendered from the time of delivery of the Optional Prepayment Notice through the date all amounts owing thereon are due and paid in full..

(d) Security. The payment obligations arising under this Note are secured pursuant to the terms of that certain Security Agreement made effective as of the date of the Purchase Agreement by and between the Company and the Holder (as amended from time to time, the “Security Agreement”). Reference hereby is made to the Security Agreement for a description of the nature and extent of the collateral serving as security for this Note and the rights of the Holder with respect to such security.

(e) Ranking. The Note shall rank senior in all respect to all indebtedness, liabilities or obligations of the Company to other parties outstanding as of the date of the Purchase Agreement.

(f) Definitions.

(i) “Interest Conversion Rate” means a per share price equal to 85% of the quotient of the sum of the VWAP of the Common Stock as of each Trading Day during the five (5) consecutive Trading Day period ending and including the Trading Day ended immediately prior to the Additional Closing Date, divided by five (5), but in no event less than $0.80 per share.

(ii)  “Interest Payment” means an amount equal to any accrued but unpaid interest under this Note as of each Payment Date.

(iii) “IPSA Sale” means a sale of substantially all of the assets of IPSA (as defined below).

(iv) “Maximum Threshold Sale” means an IPSA Sale from which the Company receives cash proceeds of not less than $10,000,000 at the closing of such transaction (exclusive of any earn out amounts, milestone payments or similar contingent payments).

(v) “Minimum Threshold Sale” means an IPSA Sale from which the Company receives cash proceeds of not less than $8,000,000 and not greater than $9,999,999 at the closing of such transaction (exclusive of any earn out amounts, milestone payments or similar contingent payments).

(vi) “Option Period” means the 30 calendar day period following either a Minimum Threshold Sale or Maximum Threshold Sale, as applicable.

(vii) “Payment Date” means each March 31, June 30, September 30 and December 31, commencing December 31, 2016 or, in each case, if such day is not a business day, the first business day immediately thereafter until the earlier of (i) the Outstanding Amount is repaid pursuant to Section 1(a) or (ii) the Outstanding Amount is converted pursuant to Section 2.

(viii) “Trading Day” means a day on which the principal Trading Market is open for trading.

(ix) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices) (or any successors to any of the foregoing).

(x) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2. Conversion.

(a) Conversion. Subject to the limitations set forth in Section 2(d) and Section 3 below, at any time on or after February ___, 2017, unless the Outstanding Amount has previously been repaid or converted as provided herein, the Holder may elect to convert, in whole or in part, the Outstanding Amount into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to be issued upon conversion of this Note pursuant to this Section 2(a) shall be equal to the quotient obtained by dividing (i) the Outstanding Amount elected by the Holder to be converted, by (ii) $0.80 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) (the "Conversion Price"), rounded down to the nearest whole share.

(b) Rights, Preferences and Privileges of Common Stock. Upon conversion of this Note pursuant to this Section 2, the Company shall issue shares of Common Stock (the “Conversion Shares”) which shall have the rights, preferences and privileges set forth in the Company’s Certificate of Incorporation, as amended from time to time and then in effect.

(c) Mechanics and Effect of Conversion. This Note may be converted by the Holder in whole or in part pursuant to Section 2(a), on any Trading Day, by submitting to the Company a notice (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 4:00 p.m., New York, New York time) specifying the Outstanding Amount to be so converted (the “Notice of Conversion”). Any Notice of Conversion submitted after 4:00 p.m., New York, New York time, shall be deemed to have been delivered and received on the next Trading Day.No fractional shares of the Common Stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted outstanding and unpaid principal amount of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount being converted including without limitation the obligation to pay such portion of the principal amount.

(d) Limitations on Exercise. This Note shall not be converted by the Holder to the extent (but only to the extent) that, following such conversion, the Holder or any of its affiliates would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Outstanding Shares of Common Stock (as defined below). No prior limitation on the number of shares of Common Stock subject to this Note or the inability to convert this Note pursuant to this Section 2 shall have any effect on the applicability of the provisions of this Section 2 with respect to any subsequent determinations of the number of shares subject to the Note or the conversion hereof. For the purpose of this Section 2(e), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act. For clarification, the foregoing calculation of beneficial ownership shall take into account all securities which give rise to beneficial ownership by the Holder or its Affiliates of such Common Stock under such rules and regulations and not solely this Note. The provisions of this Section 2(e) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) in order to correct this Section 2(e) or any portion hereof which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 2(e) shall apply to a successor holder of this Note. “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act. With respect to the Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager Holder will be deemed to be an Affiliate of Holder. “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or other entity of any kind and includes any successor (by merger or otherwise) of such entity. “Outstanding Shares of Common Stock” means, as of any particular measurement time, the sum of (i) the total number of outstanding shares of Common Stock of the Company as of such time, and (ii) the total number of shares of Common Stock which Holder has the right to acquire beneficial ownership of within sixty days of such measurement time (to the extent not included in (i)), including but not limited to any right to acquire shares of Common Stock through the exercise of any option, warrant or right or through the conversion of another security (including this Note). “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

(e) No Rights as Stockholder. This Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder shall cause the Holder to be a stockholder of the Company for any purpose.

3. Share Reserve.

(a) Notwithstanding anything herein to the contrary, the Holder acknowledges and agrees that this Note may not be converted nor any shares issued in payment of accrued interest pursuant to Section 1(b), if, at the time of such conversion or share payment, as applicable, the Company does not have a sufficient number of authorized shares of Common Stock pursuant to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), as in effect as of such date, to cover such issuance. Notwithstanding anything herein to the contrary, the Company shall hold a Special Meeting of Stockholders prior to December 31, 2016 (the “Meeting”), in order to seek stockholder approval (the “Approval”) to amend its Certificate of Incorporation (the “Amendment”) in order to, among other thing, to provide for a number of authorized shares of Common Stock such that, following the effectiveness of the Amendment, sufficient shares of Common Stock will be available to provide for the conversion of the Notes in full without regard to any limitation on conversion set forth in the Notes, as well as any possible payment of interest on the Notes in shares of Common Stock as provided in Section 1(b), and the exercise in full of the Warrants without regard to any limitation on exercise set forth in the Warrants.

(b) If the Company does not receive the Approval on or prior to December 31, 2016, then the Holder shall have the right at any time through January 31, 2017, at its option, to require the Company to repurchase all or any portion of its Notes, or any portion of the Outstanding Amount thereunder at a price equal to the Outstanding Amount elected by the Holder to be redeemed hereunder.

4. Events of Default. Promptly following the Company becoming aware of an occurrence of any Event of Default, the Company shall furnish to the Holder written notice of the occurrence thereof. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay (i) when due any outstanding and unpaid principal amount on any due date hereunder or (ii) any other payment required under the terms of this Note on the date due, and in either such case of (i) and (ii), such payment shall not have been made within five (5) business days following the Company’s receipt of Holder’s written notice to the Company of such failure to pay; or

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, or (iii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be challenged, dismissed or discharged within sixty (60) days of commencement;

(d) Dissolution. The dissolution or winding up of the Company;

(e) Cessation or Suspension of Trading. The Common Stock is (i) no longer listed for trading or authorized for quotation (as the case may be) on a Trading Market or (ii) suspended from trading on a Trading Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(f) Failure to Deliver Shares. The Company shall fail to timely deliver any shares of Common Stock when so required pursuant to the terms of this Note;

(g) Cross-Default. There shall have occurred an “Event of Default” (or other comparable event) under any currently or future existing indebtedness of the Company and such “Event of Default” (or other comparable event) shall be continuing and not subject to forbearance; or

(h) Breach of Representations, Warranties or Covenants. Any representation or warranty of the Company in the Purchase Agreement, this Note or any other document or agreement delivered by the Company to the Holder shall not be true and complete, or the Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or any other Purchase Agreement or any other document or agreement delivered by the Company to the Holder, and such failure, to the extent curable, shall continue for five (5) Trading Days.

5. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 4(b) or 4(c)) and at any time thereafter during the continuance of such Event of Default, following the applicable cure or grace period, the Holder, may, by written notice to the Company, declare all Outstanding Amounts hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 4(b) or 4(c), immediately and without notice, all Outstanding Amounts payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, and following the applicable cure or grace period, Holder may exercise any other right power or remedy granted to it by this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6. Rights Upon a Fundamental Transaction. As a condition of the consummation of any Fundamental Transaction occurring at any time prior to the repayment or conversion in full of the Outstanding Amount, the Company shall cause any Successor Entity in a Fundamental Transaction to assume in writing all of the obligations of the Company under this Note in accordance with the provisions of this Section 6 pursuant to written agreements in form and substance reasonably satisfactory to the Holder, including agreements to deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, which is, at the time of consummation of the Fundamental Transaction, convertible into a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price equal to the Conversion Price (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction). Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding anything to the contrary, the Company or any Successor Entity shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase all or any portion of the Outstanding Amount under this Note from the Holder by paying to the Holder an amount of cash equal to the applicable Prepayment Amount set forth is Section 1(c) above. The foregoing provisions of this Section 6 shall similarly apply to successive Fundamental Transactions.

(a) Definitions.

(i) “Fundamental Transaction" means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, if the holders of the Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger) immediately prior to such consolidation or merger shall hold or have the right to direct the voting of less than 50% of the Voting Stock or such voting securities of such other surviving Person immediately following such transaction, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company (other than the sale of IPSA International, Inc., the Company’s wholly-owned subsidiary (“IPSA”), or any assets related to IPSA) to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer) (other than the acquisition of the Voting Stock of IPSA), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination) (other than a sale of the Voting Stock of IPSA), (v) reorganize, recapitalize or reclassify its Common Stock (other than pursuant to the Amendment, if approved) or (vi) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(ii) “Successor Entity” means the Person formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into.

(iii) “Voting Stock" of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

7. Negative Covenants. Until the Note has been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not and, the Company shall not permit any of its subsidiaries, without the prior written consent of the Holder to, directly or indirectly

(a) incur or guarantee, assume or suffer to exist any indebtedness senior or pari passu to the Note;

(b) allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its subsidiaries (collectively, "Liens") other than (i) the Liens contemplated by the Security Agreement (as defined in the Purchase Agreement), (ii) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with United States generally accepted accounting principles, consistently applied during the periods involved, (iii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iv) any Liens created by that certain Factoring and Security Agreement by and between IPSA and Advance Payroll Funding Ltd., as amended, and any similar agreements and (v) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (v) Liens (A) upon or in any equipment acquired or held by the Company or any of its subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company's business, not interfering in any material respect with the business of the Company and its subsidiaries taken as a whole, (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (ix) Liens arising from judgments, decrees or attachments in circumstances;

(c) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of (i) any indebtedness of the Company which is junior in priority to the Note or (ii) any indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing, in each case, whether by way of payment in respect of principal of (or premium, if any) or interest on, such indebtedness;

(d) redeem or repurchase for cash the Common Stock;

(e) declare or pay any cash dividend on the Common Stock; or

(f) enter into any agreement that conflicts with any provision set forth in the Purchase Agreement or this Note and/or restricts or prohibits the Company's compliance with any provision of the Purchase Agreement or this Note.

8. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Notwithstanding the foregoing, neither the Company nor the Holder may assign or transfer any of its obligations or rights under this Note without the prior written approval of the other party hereto. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the Holder of this Note. The Company shall maintain at its offices a register for the recordation of the names and addresses of each Holder and assignee or transferee of such Holder, and the principal amounts (and stated interest) under the Note owing to, the Holder or any such assignee or transferee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Holder and any such assignee or transferee shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder for all purposes hereunder.

9. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

10. Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, provided that in either case it is followed promptly by a confirming copy of the notice given via another authorized means for that recipient, (iii) two (2) business days after deposit with a nationally recognized overnight courier, freight prepaid for delivery, specifying next business day delivery, with written verification of receipt, addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice, and if to the Company, with a copy to DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego, CA, 92121, Attention: Randy Socol.

11. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 11 shall be binding upon the Company, the Holder and each transferee of the Note. No consideration shall be offered or paid to the Holder or any holder of any Secured Convertible Promissory Note (other than this Note) issued by the Company pursuant to the Purchase Agreement (the "Other Notes") to amend or consent to a waiver or modification of any provision of this Note and/or the Other Notes unless the same consideration is also offered to the Holder and all holders of Other Notes.

12. Counterparts; Electronic Delivery. This Note may be executed in two (2) counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Counterparts may be executed electronically and delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

[Remainder of Page Intentionally Left Blank]

The Company has caused this Note to be issued as of the date first written above.

COMPANY:

ROOT9B TECHNOLOGIES, INC.

By:
__________________________
Name:
Title:

Address:

AGREED TO AND ACCEPTED:

______________________________

By:
Name:
Title:

Address: